UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 28, 2025

Perpetua Resources Corp.

(Exact name of registrant as specified in its charter)

British Columbia	001-39918	98-1040943
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 S. 8th Street, Ste. 201 Boise, Idaho	83702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (208) 901-3060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	PPTA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On October 28, 2025, Perpetua Resources Corp. (the “Company”) entered into an underwriting agreement with BMO Capital Markets Corp., as representative (the “Representatives”) of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell an aggregate of 2,938,000 of its common shares, no par value (the “Shares”) to the Underwriters (the “Offering”) at a price to the public of $24.25 per Share (the “Offering Price”).

The Underwriting Agreement contains customary representations and warranties, conditions to closing, market standoff provisions, termination provisions and indemnification obligations, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Offering was made pursuant to the shelf registration statement on Form S-3 (File No. 333-266071) that was filed by the Company with the Securities and Exchange Commission (the “SEC”) on July 8, 2022 and declared effective by the SEC on November 2, 2022, and a related prospectus supplement, dated October 28, 2025 (the “Prospectus Supplement”), filed with the SEC pursuant to Rule 424(b) under the Securities Act. Pursuant to the Underwriting Agreement, the Company, the Company’s directors and executive officers and Paulson (as defined below) also entered into lock-up agreements with the Underwriters pursuant to which the Company, for a period of 90 days after the date of the Prospectus Supplement, and each of these persons, for a period of 60 days after the date of the Prospectus Supplement, agreed not to sell or transfer any of the Company’s securities without first obtaining the written consent of the Representatives, subject to certain exceptions.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Form 8-K and is incorporated herein by reference.

A copy of the opinion of Cozen O’Connor LLP regarding the validity of the Shares issued in the Offering is filed as Exhibit 5.1 to this Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.

Pursuant to the Investor Rights Agreement, dated October 28, 2025, between us and Agnico Eagle Mines Limited (“Agnico”), Agnico has the right to participate pro rata in any equity offering by the Company, subject to certain exceptions. On October 30, 2025, the Company entered into a subscription agreement (the “Subscription Agreement”) with Agnico pursuant to which Agnico agreed to purchase 280,415 Shares at the Offering Price (the “Concurrent Private Placement”). After giving effect to the Offering and the Concurrent Private Placement, Agnico will beneficially own approximately 8.7% of the common stock of the company (after giving effect to exercise of Agnico’s warrants). The Subscription Agreement contains customary representations and warranties of the parties, and indemnification obligations of the Company.

The Company will not pay any underwriting discounts or commissions with respect to the Shares that are to be sold in the Concurrent Private Placement. The sale of the Shares issued in the Concurrent Private Placement will not be registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 8.01	Other Events.

The Offering closed on October 30, 2025, and the Company received net proceeds from the Offering of approximately $68.4 million, after deducting the underwriting discounts and commissions and estimated expenses payable by the Company with respect to the Offering. The Concurrent Private Placement is expected to close on October 31, 2025, and the Company expects to receive net proceeds from the Concurrent Private Placement of approximately $6.8 million.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title or Description

1.1	Underwriting Agreement, dated October 28, 2025.

5.1	Opinion of Cozen O’Connor LLP as to the legality of the securities being registered.

23.1	Consent of Cozen O’Connor LLP (included as part of its opinion filed as Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERPETUA RESOURCES CORP.

Dated: October 30, 2025	By:	/s/ Mark Murchison
Mark Murchison
Chief Financial Officer